Exhibit 99.1

1331 Gemini Street Suite 250 Houston, TX 77058 toll free: 866-660-8156 fax: 281.486.0217 www.vertexenergy.com
Vertex Energy, Inc.

Dear Shareholders:

Although Vertex Energy, Inc. has only been a publicly-traded company for the past four years, we have a rich corporate history.  We are pleased with our progress to date, and we want to share with you our plans for business growth, new market development, and improvements in our financial performance. We believe that the steps we are taking now and in the months ahead will help to secure our market position as a leading, vertically integrated environmental services company. Our focus is on product recovery through recycling used motor oil and other off-spec commercial chemical products, recovery of steel through our oil filter recovery process, and further development of markets for crude and hydrocarbon products, all with the goal of ultimately enhancing value for our shareholders.

FOCUS ON KEY LINKS IN THE USED MOTOR OIL RECYCLING VALUE CHAIN

Vertex’s business is integrated into the used motor oil recycling industry's value chain, which is comprised of generators, collectors, aggregators, processors, and end users. We estimate that the size of the U.S. used motor oil recycling industry is approximately $2.4 - $2.8 billion.  Our company addresses three key links in the recycling value chain and is structured into two divisions:  Black Oil and Refining and Marketing.

Our Black Oil Division collects, aggregates, and sells used oil. In addition, we handle logistics and re-refining of used motor oil feedstock. The Black Oil Division uses our proprietary Thermal Chemical Extraction Process, or TCEP, to extract impurities from used motor oil. This patent-pending process technology uses thermal and chemical dynamics to upgrade used oil into higher value feedstock and diesel replacement for residual fuel blending.  We own and operate our TCEP plant at our Cedar Marine Terminal Facility in Baytown, Texas, and the current annual capacity of this facility is approximately 30 million gallons.

Building a TCEP re-refinery requires significantly less capital than a conventional re-refinery, which produces base oil instead of higher value feedstock or diesel replacement. In addition, TCEP produces a higher yield of finished product and is typically less expensive to operate than competing technologies.  These lower capital and operating expenses will help enable Vertex to build additional TCEP plants in the regions where our customers and feedstock sources are located, giving us a distinct competitive advantage in the marketplace.

Our Refining and Marketing Division engages in the aggregation of various feedstocks, including petroleum distillates, transmix, and chemical co-products that are re-refined into higher value end products and sold to end users.  Some of the re-refined end products include gasoline blendstock, pygas, and fuel oil cutter stock. We partner with KMTEX, Ltd. on an outsourced basis to re-refine the feedstock we aggregate in our Refining and Marketing Division.

Vertex sold approximately 61 million gallons of hydrocarbon based products for the twelve months ended March 31, 2013. We source our feedstock from generators, pipeline operators, refineries, chemical processing facilities, and third-party providers.

POSITIONING VERTEX FOR THE FUTURE

Two important milestones occurred within the past 12 months that we believe will enhance the long-term value of our company.  In the third quarter of 2012, we completed a significant acquisition and integrated substantially all of the assets of Vertex Holdings, LP (a prior related party) and associated real estate property into Vertex Energy, Inc. The acquisition of Vertex Holdings has both diversified and vertically integrated our business, providing us with opportunities for significant growth and expansion.  Further, the acquisition eliminated certain related-party transactions which previously distracted investors.

In February 2013, Vertex reached a second important milestone when we uplisted our common stock trading under the symbol “VTNR” from the over the counter market to the NASDAQ Capital Market (“NASDAQ”). We believe a NASDAQ listing provides us with greater visibility in the marketplace, and will help to expand our shareholder base over time, provide better liquidity and more efficient trading of our common stock, and ultimately contribute to increased shareholder value.

FINANCIAL PERFORMANCE IN A CHALLENGING ECONOMIC ENVIRONMENT

Over the last three years, Vertex has demonstrated strong growth in both revenue and volume of product sold, which is a key metric for our business that we use to gauge our market share.  From fiscal year 2009 to fiscal year 2012, we grew total revenue by 246% from $38.7 million to $134.6 million and we grew volume of product sold by 58% from 0.9 million barrels to 1.4 million barrels. During the first quarter of 2013, because of operational turnarounds at two key suppliers, we experienced lower volumes, and there was significant volatility in the commodity markets which negatively impacted our results of operations.  As a result, we missed analysts’ financial estimates; however, we believe we are well positioned coming out of this volatile period.

In the first quarter of 2013, we reported consolidated revenue of $33.3 million, compared to $34.8 million for the prior year’s period. The lower revenue was primarily the result of a decrease in commodity prices and the turnarounds discussed above. However, this decline was offset by a 10% increase in volume of product sold, demonstrating that Vertex has the market reach to acquire feedstock to support its business.

Gross profit increased 20% to $3.47 million during the same period, from $2.89 million a year ago. This increase was due to our ability to source an increased amount of feedstock for TCEP with our own collection network rather than having to purchase the bulk of the raw materials from third parties. For the twelve months ended March 31, 2013, we collected 9 million gallons of used oil directly from our own network of over 2,500 generators, and we purchased used oil from a network of 50 collectors, aggregating 35 million additional gallons.  We believe that our access to feedstock is a key competitive advantage and that Vertex is one of the largest purchasers of used motor oil in the U.S.

Selling, general, and administrative expenses (“SG&A”) increased mostly due to the addition of 90 employees as a result of the acquisition last year, which expanded our headcount from 12 to 102 employees. We anticipate that SG&A will remain above historical levels prior to the acquisition; however, we are working diligently to asses SG&A expenses moving forward.  It is our belief that the company has the necessary infrastructure to support the future growth of the business.

Net Income for the first quarter declined 31% to $1.08 million, or $0.05 per fully diluted share, from $1.57 million in the first quarter 2012, or $0.10 per fully diluted share. The decrease was primarily due to the increase in SG&A during the quarter and expenses associated with improvements to our TCEP operations.

As mentioned in our first quarter conference call, we invested in our TCEP process to improve yield, throughput and product quality, which we believe is the best tactic to ensure that Vertex continues to maintain its competitive advantage for the long term. Along with the TCEP equipment we purchased, we incurred additional operating expenses which negatively impacted second quarter performance. In addition, market conditions had an impact on the value of our finished product.  Because of these factors, we anticipate our results will come in below consensus estimates for the second quarter of 2013.  We expect second quarter revenue to be in the range of $32 million - $35 million and that net income will be between $90,000 - $160,000 (subject to auditor adjustments and review).  However, the Company will benefit from a contingent consideration reduction during the second quarter which we anticipate adding $1.7 million - $1.8 million to Net Income.  Therefore, we believe our net income will be between $0.06 and $0.09 per fully diluted share.  We believe this short-term impact on income from operations will better position our company for long-term, sustainable growth, and we expect our performance to improve during the second half of the year.  We believe that revenue for 2013 will be in the range of $140 million - $150 million and net income will be between $5.0 million - $6.0 million, or $0.25 - $0.30 per fully diluted share.

Our capital structure, including debt, is manageable and allows us the financial flexibility to access the capital markets if necessary.

STRATEGY FOR LONG-TERM GROWTH

Vertex Energy, Inc. is well positioned to capture market share in the hydrocarbon recovery market. We believe that investors should view Vertex for its long-term growth potential based on its flexible, scalable business model and key strategic initiatives to expand, acquire, build and integrate throughout the value chain of our industry.  Vertex is focused on pursuing three key avenues that we believe offer the best opportunities for future growth and shareholder value creation.

1.
Leverage our platform to increase feedstock volume. Controlling feedstock is crucial to our business and we intend to expand our diverse network of feedstock generators and collectors, which currently covers 13 states.  To supplement our organic growth initiatives, we may also acquire collectors located near our re-refining facility and in other key geographies. Our existing aggregation network and long-standing relationships with collectors provides a steady acquisition pipeline. For the first quarter of 2013, our annual street collection run-rate was approximately 10 million gallons.  Our goal is to increase our street collections to an annual run-rate of 18-20 million gallons.  We currently realize an additional 25% of gross margin on TCEP finished product from street collected oil versus our aggregated third party oil.  Our recent entry into the Dallas Fort Worth market is an example of our commitment to expand our street collections.

2.
Develop New Markets With TCEP. TCEP is a proprietary, replicable platform technology which uniquely positions Vertex to expand its footprint and unlock new markets. Our team has been working to identify regional markets where we can deploy our TCEP process, such as the Eastern Gulf of Mexico, Mid-Atlantic region, and the West Coast.  We believe that we have demonstrated that a TCEP plant can be installed at a significantly lower up-front capital expense than a conventional base oil re-refining facility, which is the primary competing technology utilizing used oil as a feedstock.  The estimated cost to build a TCEP plant with annual capacity of 30 million gallons is between $10 - $15 million, compared to similarly sized conventional base oil plants requiring approximately $50 million of capital investment. In addition, our end product has a higher yield and the operating expenses are typically lower than base oil re-refining.

We also see opportunities for our TCEP technology to process various hydrocarbon streams other than conventional used motor oil.  We will be evaluating additional supply markets, including but not limited to crude oils, refined products and refinery residuals from the maritime transportation industry.  As an example of the flexibility of the TCEP process, during the BP Gulf Oil spill, we were able to receive and handle barge loads of crude oil through our TCEP process and convert the recovered crude to higher value products.

3.
Capitalize on opportunities created through vertical integration. As a player in multiple aspects of our industry’s value chain, we are able to exploit opportunities that are tangential to used oil collection and processing.  For example, we can convert used oil filters into high quality steel which is sold into steel markets. We have developed a turnkey model for waste antifreeze where we collect waste antifreeze, produce finished marketable coolants that meet all OEM specs, rebrand the product, and sell it back to the facilities where the waste antifreeze was originally collected.  In the overall theme of addressing hydrocarbon markets, we believe our current business, along with our process technology and our Port Arthur based Refining and Marketing Division will allow us to expand into other hydrocarbon markets.

We believe we have the capability to build our collection network regionally and nationally to expand feedstock supply, replicate our TCEP process in additional markets across the country, and integrate our processes vertically into larger addressable hydrocarbon markets. We are flexible, efficient, and employ a scalable business model that maximizes feedstock supply through a dual-source street collection and aggregation approach. We have a strong management team, Board of Directors, and great employees that are committed to building a strong company that generates sustainable growth with improving financial performance for the long-term benefit of all our shareholders.

Thank you for your continued support as we move forward to recover tomorrow’s energy today.

Respectfully,

Benjamin P. Cowart, Chairman and CEO
Vertex Energy, Inc.

This release may contain forward-looking statements, including information about management's view of Vertex Energy's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks (including its Form 10-K for the year ended December 31, 2012), Form 10-Qs and Form 8-Ks, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy's future results. The forward-looking statements included in this release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.